Exhibit 2.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MODE MOBILE, INC.”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JANUARY, A.D. 2024, AT 5:22 O`CLOCK P.M.

State of Delaware Secretary of State Division of Corporations
Delivered 05:22 PM 01/18/2024	MODE MOBILE, INC.
FILED 05:22 PM 01/18/2024
SR 20240164031 - FileNumber 5734668	CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Mode Mobile, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Mode Mobile, Inc.

SECOND: The Corporation was originally formed as a limited liability company mider the name of Nativ Mobile LLC (the “LLC”) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on April 23, 2015. The LLC was converted to a corporation pursuant to a Certificate of Conversion and a Certificate of Incorporation both filed with the Secretary of State of the State of Delaware on February 26, 2021, pursuant to the General Corporation Law of the State of Delaware under the name “Nativ Mobile Inc.” The Corporation changed its name from “Nativ Mobile Inc.” to “Mode Mobile, Inc.”, pursuant to a Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 25, 2022. The Corporation subsequently filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on February 28, 2023 (the “Certificate”).

THIRD: The Certificate, as amended to date, is hereby amended as set forth below:

1. The first sentence of Article Fourth is hereby amended and restated as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 3,005,150,000 shares of Common Stock, $0.0001 par value per share (“Common Stock’’) consisting of 2,125,000,000 shares of Class A Common Stock (“Class A Common Stock’’), 268,000,000 shares of Class B Common Stock (“Class B Common Stock”), 12,150,000 shares of Class C Common Stock (“Class C Common Stock”), and 600,000,000 shares of Class AAA Common Stock (“Class AAA Common Stock”), and (ii) 388,800,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock’’).”

* * *

The foregoing Certificate of Amendment to Certificate of Incorporation has been duly adopted by the Corporation’s board of directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on the 17th day of January, 2024.

MODE MOBILE, INC.

By:	/s/ Daniel Novaes
Name:	Daniel Novaes
Title:	Chief Executive Officer & President